24TH Floor - 1111 W. Georgia St.

Vancouver, BC, Canada V6E 4M3

Phone: 604.685.5492 Fax: 604.685.2536

www.buffalogold.ca

 Trading Symbol:  TSXV – BUF.U

OTC\BB  – BYBUF

FWB – B4K

KINBAURI INTERSECTS 24 g/t GOLD AND 2.5% COPPER OVER 3.5 METRES

Extends Area 107 Mineralization at El Valle

Vancouver, B.C., September 11th, 2007 – Buffalo Gold Ltd. (TSX-V: BUF.U; OTC-BB: BYBUF; FWB: B4K, “Buffalo”, or “the Company”) is pleased to announce that Kinbauri Gold Corp. (TSX-V: KNB, “Kinbauri”) has reported a third set of encouraging drill results from the on-going 7000 metre drill program at the El Valle gold-copper project in Spain.   Buffalo holds a 25.4% strategic interest in Kinbauri as part of the Company’s on-going strategy of aggressively adding value through investing in or acquiring projects and companies that offer considerable growth potential. (See Buffalo news release July 4th, 2007.)  In a news release issued earlier today, Kinbauri reported:

“…Area 107 and Black Skarn North are being targeted for their continuity of gold and copper mineralization and proximity to the existing mining and milling infrastructure.  Results from the four holes are summarized in the table below.

HOLE(1)	From (m)	To (m)	Interval(2) (m)	Au (g/t)	Ag (g/t)	Cu (%)	Zone (3) Section
07KV1020	256.20	259.75	3.55	24.00	24.0	2.51	A107 14
07KV1018	103.70	105.15	1.45	6.29	10.0	0.35	NBS & A107
07KV1018	262.10	262.85	0.75	1.22	38.0	5.17	13
07KV1017	35.10	38.00	2.90	5.10	20.0	0.65	NBS & A107
07KV1017	206.60	211.70	5.10	1.92	9.2	0.42	14
07KV1019	108.85	111.10	2.25	2.49	10.0	0.37	WBS/NBS?
07KV1019	224.30	236.40	12.10	1.90	6.3	0.43	1
Including	224.30	225.70	1.40	2.54	17.0	1.01
07KV1019	241.80	243.60	1.8	2.60	2	0.04
07KV1019	249.00	252.60	3.60	2.63	2	0.03
07KV1019	278.60	281.30	2.70	1.38	4.5	0.29
07KV1019	302.15	314.45	12.30	0.74	7.7	0.62

(1) See Schedule A for relative location:  (2) True thicknesses are estimated to be 70 to 75% of intervals for 07KV1017 and 07KV1018 and 91 to 95% of intervals for holes 07KV1019 and 07KV1020; (3) A107 is Area 107, WBS is Black Skarn West and NBS is Black Skarn North.

Drill holes 07KV1020, 07KV1018 and 07KV1017 indicate that Area 107 (hosting high grade epithermal mineralization) extends a minimum of 150 metres SE of Area 107 as previously defined by Rio Narcea Gold Mines, Ltd. (See Schedule A).  In addition, 07KV1021, drilled 50 meters west of 07KV1020, shows structural overprinting on skarn mineralization that characterize Area 107 and similar to that recorded at 07KV1009 (11.10g Au/t and 0.46% Cu over 25.5 metres) and 07KV1020; confirmation of gold/copper contents are awaiting assays.  Taken together with previously reported assays (Kinbauri’s releases of July 19th, 2007 and August 22nd, 2007), the present results indicate a total strike length of over 800 metres for the Area 107 gold-bearing structure…”

For a complete discussion of these results and the accompanying Schedule A, please see the original Kinbauri news release dated today, September 11th, 2007.

About Kinbauri Gold Corp.

Kinbauri is a TSXV – Tier 1 mineral exploration company focused on the development of precious metal prospects in northwestern Spain, Nevada and Canada.  Its immediate focus is to expand and upgrade resources to reserves at the El Valle property in Asturias, Spain with a view to recommencement of operations at the mine and mill complex there.  It currently has 43,372,320 common shares issued and outstanding; 67,056,236, fully diluted.  For additional details on the company, please see the website www.kinbauri-gold.com .

About Buffalo Gold Corp.

Buffalo's management is dedicated to maximizing shareholder value through growth strategies that emphasize careful opportunity assessment and vigilant project management. The Company is actively acquiring and advancing gold resources to create producing assets. To find out more about Buffalo Gold Ltd. (TSX-V: BUF.U), please visit the company website www.buffalogold.ca .

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

     “Damien Reynolds”

______________________________

Damien Reynolds,

Executive Chairman

For further information please contact:

Julie Hajduk, Investor Relations

E-mail: julie@buffalogold.ca

Phone: 604.685.5492 or T.F. 1.888.685.5492

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ACCURACY OF THIS PRESS RELEASE

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED HERE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING WITHOUT LIMITATION, STATEMENTS AS TO MANAGEMENT'S BELIEFS, STRATEGIES, PLANS, EXPECTATIONS OR OPINIONS IN CONNECTION WITH THE COMPANY'S PERFORMANCE, WHICH ARE BASED ON A NUMBER OF ASSUMPTIONS CONCERNING FUTURE CONDITIONS THAT MAY ULTIMATELY PROVE TO BE INACCURATE AND MAY DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. READERS ARE REFERRED TO THE DOCUMENTS FILED BY THE COMPANY WITH THE PERTINENT SECURITY EXCHANGE COMMISSIONS, SPECIFICALLY THE MOST RECENT QUARTERLY REPORTS, ANNUAL REPORT AND MATERIAL CHANGE REPORTS, EACH AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH IDENTIFY IMPORTANT RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.